Exhibit 99.1

FOR IMMEDIATE RELEASE

Avinger Announces Third Quarter 2016 Results

Revenue of $5.3 Million Increases 95% from Third Quarter 2015

Redwood City, California, November 3, 2016 — Avinger, Inc. (NASDAQ: AVGR) (the “Company”), a leading developer of innovative treatments for peripheral artery disease (“PAD”), today reported results for the third quarter ended September 30, 2016.

Third Quarter and Recent Highlights

•                  Revenue of $5.3 million, a 95% increase compared to the third quarter of 2015

•                  Added 17 Lumivascular™ accounts, expanding the installed base of the Company’s Lumivascular platform to 143 accounts

•                  Completed a public offering of common stock which resulted in net proceeds of $31.5M

•                  Established national sales agreements with HealthTrust Purchasing Group and the U.S. Department of Veterans Affairs

•                  Launched upgraded Lightbox L250 imaging console and began shipments of Pantheris® with enhanced plaque cutting capability

•                  Received expanded FDA indications for Pantheris as a diagnostic imaging device

“We are very pleased with our sales execution this quarter, which reflects the proactive changes made to the sales organization, as well as our recent success in signing contracts with large healthcare providers,” said Jeff Soinski, Avinger’s president and CEO. “Additionally, we closed a significant financing this quarter which allows us to continue to focus on driving adoption of our Lumivascular technology.”

Dr. John B. Simpson, Avinger’s founder and executive chairman, stated, “In addition to ramping our revenues, we also have increased and upgraded our product offerings, and have made good progress on our R&D pipeline with regulatory filings planned in upcoming quarters. Our new catheters and Lightbox reflect our continued focus on responding to physician feedback, and our planned future products should allow us to better treat patients with more complex lesions in more tortuous locations, smaller vessels below the knee and eventually in the coronary arteries.”

Third Quarter 2016 Financial Results

Total revenue was $5.3 million for the third quarter ended September 30, 2016, a 95% increase from the third quarter of 2015 and a 14% increase from the second quarter of 2016. Revenue related to Lightbox imaging consoles was $1.4 million, a 65% increase compared to the third quarter of 2015 and a 43% increase from the second quarter of 2016. Revenue from disposable devices was $3.9 million, a 110%

increase compared to the third quarter of 2015 and a 5% increase from the second quarter of 2016. Revenue results reflect the second full quarter of Pantheris sales following FDA clearance on March 1, 2016 as well as continued strong adoption of the Lumivascular platform by new hospital customers.

Gross margin for the third quarter of 2016 was 30%, down from 36% in the comparable quarter of 2015 and increased from 22% in the second quarter of 2016. The year-over-year decrease was primarily attributable to the growth of the Company’s manufacturing infrastructure associated with the commercial launch of Pantheris and a higher proportion of Lumivascular accounts participating in the Company’s placement-to-purchase and rental programs, and the improvement compared to the second quarter of 2016 related primarily to reduced warranty costs and the higher gross margin associated with revenues related to Lightbox imaging consoles.

Operating expenses for the third quarter of 2016 were $13.0 million, compared to $10.8 million in the third quarter of 2015. This growth was primarily attributable to expansion of the Company’s commercial organization and marketing expenses associated with the launch of Pantheris.

Loss from operations for the third quarter of 2016 was $11.4 million, compared to $9.9 million for the third quarter of 2015, and net loss for the third quarter of 2016 was $13.0 million, compared to $13.3 million for the third quarter of 2015. Loss per share for the third quarter of 2016 was $0.73, compared to $1.08 for the third quarter of 2015. The decreased loss per share primarily reflects the issuance of 9.9 million shares in the Company’s follow-on public offering which closed on August 16, 2016.

Adjusted EBITDA, a non-GAAP measure, was a loss of $9.3 million for the third quarter of 2016, compared to a loss of $8.3 million for the third quarter of 2015.

Cash and cash equivalents totaled $43.3 million as of September 30, 2016, compared to $43.1 million as of December 31, 2015.

2016 Outlook

The Company has narrowed its expected range for 2016 revenues to $20 million to $21 million, representing year-over-year growth ranging from 87% to 96%. This compares to the previous range of $19 million to $23 million.

Net loss per share for 2016 is projected to be $(3.28) to $(3.46), which reflects the increased weighted-average share count of 16.5 million. This is compared to the previous guidance of $(4.35) to $(4.55).

Consistent with the Company’s previous guidance, Adjusted EBITDA, a non-GAAP measure, for 2016 is projected to be a loss of $40 million to $43 million.

No reconciliation of the Company’s 2016 Adjusted EBITDA guidance, which excludes estimates for stock-based compensation expense, depreciation and amortization, is included in the financial schedules attached to this press release. The Company is not able to accurately forecast the excluded items at the level of precision that would be required to be included in the most directly comparable GAAP financial measure without unreasonable efforts.

Conference Call

Avinger will hold a conference call today, November 3, 2016 at 1:30pm PT/4:30pm ET to discuss its third quarter 2016 financial results. Individuals may listen to the call by dialing (844) 776-7820 for domestic callers or (661) 378-9536 for international callers and referencing Conference ID: 96290958. To listen to a live webcast, please visit the investor relations section of Avinger’s website at: www.avinger.com.

A replay of the call will be available beginning November 3, 2016 at 4:30pm PT/7:30pm ET through 4:30pm PT/7:30pm ET on November 4, 2016. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 96290958. The webcast will also be available on Avinger’s website for one year following the completion of the call.

About Avinger, Inc.

Avinger, Inc. is a commercial-stage medical device company that designs, manufactures and sells image-guided, catheter-based systems for the treatment of patients with peripheral artery disease (PAD). PAD is characterized by a build-up of plaque in the arteries that supply blood to the legs and feet. The company’s mission is to dramatically improve the treatment of vascular disease through the introduction of products based on its Lumivascular platform, the only intravascular image-guided system of therapeutic catheters available in this market. Avinger’s current Lumivascular products include the Lightbox imaging console, the Ocelot family of catheters, which are designed to penetrate total arterial blockages, known as chronic total occlusions, or CTOs, and Pantheris, the first-ever image-guided atherectomy device, designed to precisely remove arterial plaque in PAD patients. For more information, please visit www.avinger.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the long-term outlook for the adoption of Lumivascular technology, future regulatory filings and product offerings, the use of Lumivascular technology in more complex lesions and in the coronary arteries, expectations for growth, and financial and operating guidance. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; ability to demonstrate the benefits of our lumivascular platform; the resource requirements related to Pantheris; the outcome of clinical trial results; potential exposure to third-party product liability and intellectual property litigation; lack of long-term data demonstrating the safety and efficacy of our lumivascular platform products; reliance on third-party vendors; dependency on physician adoption; reliance on key personnel; and requirements to obtain regulatory approval to commercialize our products; as well as the other risks described in the section entitled “Risk Factors” and elsewhere in our second quarter Form 10-Q filing made with the Securities and Exchange Commission on August 5, 2016. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Avinger disclaims any obligation to update these forward-looking statements.

Use of Non-GAAP Financial Measures

To supplement our condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), we also provide Adjusted EBITDA in this release. Management of the company believes that Adjusted EBITDA, considered together with GAAP financial information, provides useful information for investors by excluding stock-based compensation expense, depreciation and amortization, which are not indicative of the company’s core operating performance. Reconciliations of Adjusted EBITDA used in this release to the most directly comparable GAAP measures for the respective periods can be found in the reconciliation of GAAP to non-GAAP financial information immediately following the financial tables. We use Adjusted EBITDA for financial and operational decision-making purposes and as a means to evaluate period-to-period comparisons. We believe that Adjusted EBITDA provides useful information about our operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Non-GAAP financial measures have limitations as analytical tools, are likely different than those provided by other companies in our industry and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

INVESTOR CONTACT

Matt Ferguson

Avinger, Inc.

(650) 241-7917

ir@avinger.com

Avinger, Inc.

Statements of Operations Data

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues	$5,316	$2,721	$14,535	$7,856
Cost of revenues	3,742	1,750	10,747	4,672
Gross profit	1,574	971	3,788	3,184
	30%	36%	26%	41%
Operating expenses:
Research and development	3,591	3,955	11,505	11,766
Selling, general and administrative	9,414	6,892	31,036	19,802
Total operating expenses	13,005	10,847	42,541	31,568
Loss from operations	(11,431)	(9,876)	(38,753)	(28,384)

Interest income	27	11	88	23
Interest expense	(1,553)	(1,334)	(3,959)	(4,002)
Other income (expense), net	(12)	(2,058)	(7)	(1,525)
Loss before provision for income taxes	(12,969)	(13,257)	(42,631)	(33,888)
Provision for income taxes	—	(7)	—	—
Net loss and comprehensive loss	(12,969)	(13,250)	(42,631)	(33,888)
Adjustment to net loss resulting from convertible preferred stock modification	—	—	—	(2,384)
Net loss and comprehensive loss attributable to common stockholders	$(12,969)	$(13,250)	$(42,631)	$(36,272)

Net loss attributable to common stockholders per share, basic and diluted	$(0.73)	$(1.08)	$(2.97)	$(3.32)

Weighted average common shares used to compute net loss per share, basic and diluted	17,694	12,280	14,378	10,935

Avinger, Inc.

Balance Sheets Data

(in thousands)

(unaudited)

	September 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$43,281	$43,059
Accounts receivable, net	4,693	2,060
Inventories	7,080	5,405
Prepaid expenses and other current assets	773	533
Total current assets	55,827	51,057

Property and equipment, net	4,401	2,822
Other assets	211	225
Total assets	$60,439	$54,104

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,326	$1,113
Accrued compensation	2,823	3,083
Accrued expenses and other current liabilities	2,822	3,285
Total current liabilities	6,971	7,481

Borrowings	40,713	29,565
Other long-term liablities	840	1,469
Total liabilities	48,524	38,515

Stockholders’ equity:
Preferred stock	—	—
Common stock	23	13
Additional paid-in capital	250,784	211,837
Accumulated deficit	(238,892)	(196,261)
Total stockholders’ equity	11,915	15,589
Total liabilities and stockholders’ equity	$60,439	$54,104

Avinger, Inc.

Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Loss from operations	$(11,431)	$(9,876)	$(38,753)	$(28,384)
Add: Stock-based compensation	1,712	1,211	5,301	3,691
Add: Depreciation and amortization	404	320	1,095	960
Adjusted EBITDA	$(9,315)	$(8,345)	$(32,357)	$(23,733)